Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities


ASTON/River Road Long-Short Fund - Class I

The ASTON/River Road Long-Short Fund has issued Class I shares of beneficial interest. Each Class I share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument and the Multiple Class Plan Pursuant to Rule 18f-3 of Aston Funds.

A description of the Class I shares of the ASTON/River
Road Long-Short Fund is incorporated by reference to the Post-Effective Amendment No.146 to the Registration
Statement as filed with the SEC via EDGAR on February 28, 2013 (Accession No. 0001193125-13-084032).


ASTON/LMCG Emerging Markets Fund - Class I and Class N

The officers of the Trust are authorized and directed to issue and sell shares of beneficial interest of ASTON/LMCG Emerging Markets Fund - Class I and Class N, to the public. Each Class I and Class N share of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument and the Multiple Class Plan Pursuant to Rule 18f-3 of Aston Funds.

A description of the Class I and Class N shares of the ASTON/LMCG Emerging Markets Fund is incorporated by reference to the Post-Effective Amendment No. 148 to the Registration Statement as filed with the SEC via EDGAR on March 26, 2013 (Accession No. 0001193125-13-126506).